Exhibit 4(b)(5)

SECOND AMENDMENT TO

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

Reference is made to First Amended and Restated Credit Agreement dated as of March 31, 2003, as amended by the First Amendment to First Amended and Restated Credit Agreement dated as of July 31, 2003 (collectively the “Agreement”), between GATEWAY PIPELINE COMPANY, a Texas corporation and GATEWAY PROCESSING COMPANY, a Texas corporation (collectively “Borrowers”), GATEWAY ENERGY CORPORATION, a Texas corporation (“Guarantor”) and SOUTHWEST BANK OF TEXAS, N. A., a national banking association (the “Lender”), pursuant to which the Borrowers amended and restated, upon the terms and conditions therein stated, a One Million Five Hundred Thousand Dollar ($1,500,000.00) credit facility (“Loan”) with a Maturity Date of December 31, 2005,  subject to the conditions and covenants in the Agreement and Loan Documents.

RECITALS:

A             The Borrowers: (a) reported that the current ratio of Current Assets to Current Liabilities as of the end of the Third Quarter of 2003 was 0.96, instead of 1.0, as required pursuant to Section 6.29 of the Credit Agreement and (b) requested the Lender to waive compliance with the current ratio covenant for the Third Quarter of 2003.

B.            The Lender has approved Borrowers’ request, subject to the conditions and covenants specified in this Second Amendment to First Amended and Restated Credit Agreement (the “Amendment”) and in the Loan Documents to be delivered in connection herewith or pursuant hereto.

THEREFORE, the Borrowers and the Lender hereby agree as follows, intending to be legally bound:

Section 1.               Definitions.  All capitalized terms shall have the meaning assigned to them in the Agreement, except as added, restated or otherwise defined herein below:

(a)           Agreement.  The definition of Agreement is hereby restated as follows:

“Agreement means the First Amended and Restated Credit Agreement, as amended by the Amendments, including the Schedules and Exhibits thereto, respectively, as the same may be amended or supplemented from time to time.”

(b)   Amendment.  The definition of Amendment is hereby restated as follows:

“Amendments mean the (i) First Amendment to First Amended and Restated Credit Agreement delivered as of July 31, 2003 by Borrowers and Guarantor to Lender and (ii) the Second Amendment to First Amended and Restated Credit Agreement dated as of November 15, 2003 by Borrowers and Guarantor to Lender.”

(c)           Guarantor Subordination. The following definition of Guarantor Subordination is hereby added to the Agreement.

“Guarantor Subordination means an agreement in form and substance acceptable to Lender, and any amendment, extension, modification, renewal or supplement thereof, delivered or to be delivered by Guarantor, as the subordinated creditor, to the Lender, as the senior creditor, expressly subordinating all Liens and Rights that the Borrowers or Guarantor may now or hereafter have with respect to certain inter-company debts as referred to therein.”

(d)           Loan Documents.  The definition of Loan Documents is hereby restated as follows:

“Loan Documents means (a) the Agreement, as amended by the Amendments and any certificates delivered in connection therewith, respectively, (b) any and all promissory notes (including, without limitation, the Note issued pursuant to the First Amendment to First Amended and Restated Credit Agreement delivered as of July 31, 2003), the Security Documents, the Guarantor Subordination and any and other agreements in favor of Lender now or hereafter delivered pursuant to the Agreement and (c) all future renewals, extensions, rearrangements or restatements of, or amendments or supplements to, any of the foregoing.”

Each of the foregoing definitions as used in the Loan Documents shall include the definition or exhibit as amended or restated hereby.

Section 2.   Amendments.  The Agreement is hereby amended and restated as follows:

(a)           Section 6.24 of the Agreement is hereby amended and restated as follows:

“0.1         Restrictions on Debt.  Borrowers and Guarantor will not incur, create, assume, or permit to exist any Debt, except:

(a)           the Obligations;

(b)           existing Debt described on Schedule 6.24 hereto or inter-company debt as disclosed in writing by the Borrowers to Lender from time to time;

(c)           Debt secured by Permitted Liens; and

(d)           Extensions, renewals and refinancings of Debt described in clauses (b) and (c) above, without any increase in the outstanding principal amount thereof, provided that the other terms and conditions of such extension, renewal or refinancing are not materially more onerous than the existing terms and conditions of such Debt.

“The Borrowers may make payments of principal and interest to the Guarantor with respect to the inter-company debts from time to time; provided that (a) no Default exists under or with respect to any of the Loan Documents or the obligations prior to the time that any payment is made, (b) the Borrowers have either (1) cash liquidity in excess of Three Hundred Seventy Thousand Five Hundred and NO/100ths Dollars ($370, 500.00), or (2) cash payments of monthly expense and Debt repayment obligations owing by them of at least Three Hundred Seventy Thousand Five Hundred and NO/100ths Dollars ($370, 500.00), provided that this applies only to items that are due and payable during the specific month in question and not to accruals that are payable after the current month, or (3) any combination of the preceding sub-clauses (1) and (2) totaling Three Hundred Seventy Thousand Five Hundred and NO/100ths Dollars ($370, 500.00), and (c) a Default would not otherwise arise or result from any payment of inter-company debt by the Borrowers to the Guarantor. “

Section 3. Waiver. Contemporaneously herewith, the Lender has delivered a limited waiver the Borrowers’ compliance with the current ratio covenant set forth in Section 6.29 of the Agreement as of the end of the Third Quarter of 2003 resulting from the distribution or payment of cash by the Borrowers to the Guarantor during the Third Quarter of 2003, in consideration of a reduction of non-current inter-company payables owed by the Borrowers to the Guarantor. The Borrowers and Guarantor acknowledge that the delivery of the waiver, this amendment and the other Loan Documents pursuant thereto or in connection therewith will produce a material, direct and substantial benefit to the Borrowers and the Guarantor.

Section 4. Conditions Precedent.  Borrowers acknowledge that the Lender’s obligations under this Amendment are conditioned upon Borrowers’ and Guarantor’s compliance with the conditions precedent set forth in Section 4 of the Agreement including, without limitation, delivery of Security Documents, material contracts, lien searches, evidence of title to Collateral and environmental information.

Section 5.               Representations.  The Borrowers represent and warrant that all of the representations and warranties contained in the Agreement and all instruments and documents executed pursuant thereto or contemplated thereby are true and correct in all material respects on and as of this date, except (a) such representations that relate solely to an earlier date and that were true and correct on such earlier date, and (b) the breach or inaccuracy of representations and warranties about which the Lender has been notified in writing prior to the date of this Amendment.

Section 6.               Continued Force and Effect.  Except as specifically amended herein, all of the terms and conditions of the Agreement and all documents executed in connection therewith or contemplated thereby are and remain in full force and effect in accordance with their respective terms.  All of the terms used herein have the same meanings as set out in the Agreement, unless amended hereby or unless the context clearly requires otherwise.  References in the Agreement to the “Agreement,” the “Credit Agreement”, “hereof”, “herein” and words of similar import shall be deemed to be references to the Agreement as amended hereby.  Any reference in the Note or any of the Security Documents to the “Agreement” or the “Credit Agreement” shall be deemed to be references to the Agreement as amended through the date hereof.

Section 7.               Severability.  In the event any one or more provisions contained in the Agreement or this Amendment should be held to be invalid, illegal or unenforceable in any respect, the validity, enforceability and legality of the remaining provisions contained herein and therein shall not be affected in any way or impaired thereby and shall be enforceable in accordance with their respective terms.

Section 8.               Expenses.  The Borrowers agree to pay (a) a work fee of Five Hundred no/100ths Dollars ($500.00) to Lender and (b) all out-of-pocket costs and expenses (including reasonable fees and expenses of legal counsel) of the Lender in connection with the preparation and enforcement of this Amendment.

Section 9.               Acknowledgment.  The Borrowers ratify and confirm that the Agreement, and the other Loan Documents executed in connection therewith, or pursuant thereto, are and remain in full force and effect in accordance with their respective terms and that the Collateral is unimpaired by this Amendment.  The officers of each of the Borrowers executing this Amendment, or any Loan Documents executed in connection with or contemplated by this Amendment, represent and warrant that they have full power and authority to execute and deliver this Amendment and the Loan Documents on behalf of each of the Borrowers, that such execution and delivery has been duly authorized by the Board of Directors of each of the Borrowers pursuant to resolutions previously delivered to the Lender on March 31, 2003 and July 31, 2003, in connection with the execution and delivery of the Agreement, are and remain in full force and effect and have not been altered, amended or repealed in anywise.

Section 10.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Texas and, to the extent applicable, by federal law.

Section 11.             Affirmation of Security Interest.  The Borrowers hereby confirm and agree that (a) any and all Liens granted to or for the benefit of, or Collateral now or hereafter held by, the Lender as security for payment and performance of the Note is hereby renewed and carried forth to secure payment and performance of all of the Obligations; and (b) the Security Documents are and remain legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms.

Section 12.             ARBITRATION. THE BORROWERS, GUARANTOR AND LENDER AGREE THAT ALL DISPUTES, CLAIMS AND CONTROVERSIES BETWEEN THEM, OR ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, WHETHER INDIVIDUAL, JOINT OR CLASS IN NATURE, ARISING FROM THIS

AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING CONTRACT AND TORT DISPUTES) SHALL BE ARBITRATED PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION UPON THE REQUEST OF ANY PARTY. NO ACT TO TAKE OR DISPOSE OF ANY COLLATERAL SECURING THE OBLIGATIONS SHALL CONSTITUTE A WAIVER OF THIS ARBITRATION PROVISION OR BE PROHIBITED BY THIS ARBITRATION PROVISION. THE FOREGOING INCLUDES OBTAINING INJUNCTIVE RELIEF OR A TEMPORARY RESTRAINING ORDER; INVOKING A POWER OF SALE UNDER ANY OF THE SECURITY DOCUMENTS; OBTAINING A WRIT OF ATTACHMENT OR THE IMPOSITION OF A RECEIVER; OR EXERCISING ANY RIGHTS RELATING TO PERSONAL PROPERTY, INCLUDING TAKING OR DISPOSING OF SUCH PROPERTY WITH OR WITHOUT JUDICIAL PROCESS PURSUANT TO ARTICLE 9 OF THE UCC. ANY DISPUTES, CLAIMS AND CONTROVERSIES CONCERNING THE LAWFULNESS OR REASONABLENESS OF ANY ACT OR EXERCISE OF ANY RIGHTS OR ANY RIGHT RELATING TO THE COLLATERAL SECURING THE OBLIGATIONS (INCLUDING, WITHOUT LIMITATION, ANY CLAIM TO RESCIND, REFORM OR OTHERWISE MODIFY ANY AGREEMENT RELATING TO THE COLLATERAL SECURING THE OBLIGATIONS) SHALL ALSO BE ARBITRATED; PROVIDED THAT NO ARBITRATOR SHALL HAVE THE RIGHT OR POWER TOENJOIN OR RESTRAIN ANY ACT OF ANY PARTY.  JUDGMENT UPON ANY AWARD RENDERED BY ANY ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION; PROVIDED THAT NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WAIVER BY LENDER OF THE PROTECTIONS AFFORDED TO THE LENDER UNDER 12 USC § 91, TEX. FIN. CODE § 59.007, OR THE LAWS OF ANY OTHER STATE (TO THE EXTENT APPLICABLE TO THE LENDER) OR ANY OTHER PROTECTION PROVIDED TO THE LENDER BY THE LAWS OF THE STATE OF TEXAS OR THE UNITED STATES. THE STATUTE OF LIMITATIONS, OR ESTOPPEL, LACHES, WAIVER OR SIMILAR DOCTRINES THAT WOULD OTHERWISE BE APPLICABLE IN AN ACTION BROUGHT BY A PARTY SHALL BE APPLICABLE IN ANY ARBITRATION PROCEEDING AND THE COMMENCEMENT OF ANY ARBITRATION PROCEEDING SHALL BE DEEMED THE COMMENCEMENT OF AN ACTION FOR THESE PURPOSES. THE FEDERAL ARBITRATION ACT SHALL APPLY TO THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT OF THIS ARBITRATION PROVISION. IF THE FEDERAL ARBITRATION ACT IS INAPPLICABLE TO ANY SUCH DISPUTE, CLAIM OR CONTROVERSY FOR ANY REASON, THE ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE TEXAS GENERAL ARBITRATION ACT, THIS ARBITRATION PROVISION AND THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

Section 13.             JURISDICTION AND VENUE. SUBJECT TO THE PROVISIONS OF SECTION 12, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF RELATED TO OR FROM THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN THE COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. IN THAT REGARD, THE BORROWERS AND GUARANTOR HEREBY SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN HOUSTON,

HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCEWITH THIS SECTION.

Section 14.             Notice and Acknowledgment of No Oral Agreements.  To the extent allowed by law, the parties hereto agree to be bound by the terms of the following notice:

NOTICE:  THIS AGREEMENT AND ALL OTHER DOCUMENTS RELATING TO THIS LOAN CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES RELATING TO THIS LOAN.

EXECUTED effective as of November 15, 2003.

Address:	BORROWERS:

One Allen Center	GATEWAY PIPELINE COMPANY
500 Dallas Street, Suite 2615
Houston, Texas 77002	By:
Phone: (713) 336-0844		Michael T. Fadden, President
Fax: (713) 336-0855

Address:	GATEWAY PROCESSING COMPANY

One Allen Center	By:
500 Dallas Street, Suite 2615		Michael T. Fadden, President
Houston, Texas 77002
Phone: (713) 336-0844
Fax: (713) 336-0855

Address:	SOUTHWEST BANK OF TEXAS, N.A.

5 Post Oak Park Office Building
4400 Post Oak Parkway	By:
Houston, Texas 77027	Name:	Ken Batson
Mail:	Title:	Assistant Vice President - Energy
P. O. Box 27459	Lending
Houston, Texas 77227-7459
Phone: (713) 232-1247
Fax: (713) 561-0345